Exhibit (d)(1)(a)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This amendment to the Investment Advisory Agreement (this “Agreement”), dated as of April 15, 2015, by and between IndexIQ ETF Trust, a Delaware trust (the “Trust”), and IndexIQ Advisors LLC, a Delaware limited liability company (the “Advisor”) is entered into pursuant to Section 8 of the Agreement and is effective as of August 31, 2022.

WHEREAS, the Advisor and the Trust desire to amend Appendix A of the Agreement;

NOW, THEREFORE, the parties agree that Appendix A of the Agreement is hereby amended and restated in the form of Appendix A attached hereto.

This Amendment, the Agreement, and the attachments to the Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment should be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and each of which, taken together, shall be deemed to constitute one and the same instrument.

In witness hereof, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.

INDEXIQ ETF TRUST		INDEXIQ ADVISORS LLC

By:	/s/ Jomil M. Guerrero	By:	/s/ Kirk C. Lehneis
Name:	Jomil M. Guerrero	Name:	Kirk C. Lehneis
Title:	Vice President	Title:	Chief Executive Officer

Appendix A

to

INVESTMENT ADVISORY AGREEMENT

Fund	Management Fee
IQ Hedge Multi-Strategy Tracker ETF	0.75%
IQ Hedge Macro Tracker ETF	0.40%
IQ Hedge Market Neutral Tracker ETF	0.40%
IQ Global Resources ETF	0.30%
IQ Merger Arbitrage ETF	0.75%
IQ Real Return ETF	0.29%
IQ CBRE NextGen Real Estate ETF (formerly, IQ U.S. Real Estate Small Cap ETF)	0.60%
IQ Hedge Long/Short Tracker ETF	0.40%
IQ Hedge Event-Driven Tracker ETF	0.40%
IQ FTSE International Equity Currency Neutral ETF (formerly, IQ 50 Percent Hedged FTSE International ETF)	0.19%
IQ S&P High Yield Low Volatility Bond ETF	0.40%
IQ Chaikin U.S. Dividend Achievers ETF	0.35%
IQ Chaikin U.S. Small Cap ETF	0.35%
IQ Chaikin U.S. Large Cap ETF	0.25%
IQ S&P U.S. Preferred Stock Low Volatility High Dividend ETF	0.35%
IQ 500 International ETF	0.25%
IQ Candriam ESG U.S. Large Cap Equity ETF (formerly, IQ Candriam ESG US Equity ETF)	0.09%
IQ Candriam ESG International Equity ETF	0.15%
IQ Healthy Hearts ETF	0.45%
IQ Engender Equality ETF	0.45%
IQ Cleaner Transport ETF	0.45%
IQ Clean Oceans ETF	0.45%
IQ U.S. Large Cap R&D Leaders ETF	0.14%
IQ U.S. Mid Cap R&D Leaders ETF	0.16%
IQ Global Equity R&D Leaders ETF	0.18%

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